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                                                                 EXHIBIT 10-18A


                                JAMES R. MELLOR
                              EMPLOYMENT AGREEMENT



Agreement dated as of 3 October 1995 between General Dynamics Corporation, a Delaware corporation (the "Corporation"), and Mr. James R. Mellor.

The Board of Directors of the Corporation has approved the continued employment of Mr. Mellor as Chairman and Chief Executive Officer of the Corporation for an additional year. Accordingly, all terms and conditions of his Employment Agreement dated 17 March 1993 shall be extended until 31 December 1996 except as follows:

         (1) The Retirement Benefit Agreement dated 3 October 1995, attached as an Addendum to this Agreement, shall provide Mr. Mellor an annual supplemental retirement benefit equal to $58,272 at retirement which represents the actuarial equivalent value of the excess of the benefit that Mr. Mellor would have been entitled to receive at 1 January 1997 under the General Dynamics Corporation Retirement Program (as defined in the Addendum) over the value of the retirement benefit that was relinquished during 1994 in the determination of the amount of life insurance under the Split-Dollar Insurance Agreement with the Corporation.

         In addition, at retirement, Mr. Mellor will be entitled to receive a cash payment of $84,821.33 which represents the difference in the value of Mr. Mellor's account in the General Dynamics Corporation Supplemental SSIP (the "Supplemental SSIP") at 31 December 1994 over the value of the Supplemental SSIP that was relinquished during 1994 in the determination of the amount of life insurance under the Split-Dollar Insurance Agreement with the Corporation.

         Mr. Mellor agrees that he will have no further interest in the General Dynamics Corporation Supplemental Retirement Plan or in the General Dynamics Corporation Supplemental SSIP.

         (2) The remaining balance of $3,100,000 from Mr. Mellor's Employment Agreement dated 17 March 1993, scheduled for payment on 31 December 1995, will be disbursed on 1 January 1997, or such earlier date which is not later than 10 days following the date of his death or on which he becomes incapacitated or otherwise physically unable to continue rendering services to the Corporation. The balance of $3,100,000 will be
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         credited with interest beginning on 1 January 1996 and ending on the date of payment. Interest will accrue monthly at an annual rate equal to the rate used for the Special Distribution accounts in the General Dynamics Incentive Compensation Plan ("the Plan").

          (3) Mr. Mellor agrees to be available to render consulting services to the Corporation for a period of 12 months commencing on his retirement date. In consideration for these services, the Corporation will allow Mr. Mellor to retain all of his Performance Restricted Stock, which will then be subject to all of the terms and conditions under which they were granted.

This Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and upon Mr. Mellor and his heirs, executors, and administrators.

This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed as of the date first above written on its behalf by the Corporate Vice President, Human Resources and Administration, and its Corporate seal to be hereunto affixed and attested to by its Secretary, each of whom has been thereunto duly authorized, and Mr. Mellor has signed this Agreement.

                                        GENERAL DYNAMICS CORPORATION


                                        By /s/ WILLIAM P. WYLIE
                                          -------------------------------

ATTEST:

/s/ E. ALAN KLOBASA
--------------------
   Secretary

                                        /s/ JAMES R. MELLOR
                                        ---------------------------------
                                            James R. Mellor
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                                    ADDENDUM
                          RETIREMENT BENEFIT AGREEMENT




ADDENDUM TO AGREEMENT dated as of 3 October 1995 between General Dynamics Corporation, a Delaware corporation (the "Corporation"), and James R. Mellor (the "Employee").

WHEREAS, the Employee has accrued retirement benefits which will be payable to him from the General Dynamics Retirement Plan for Salaried Employees (the "Retirement Plan") and the Employee had rights under a supplemental nonqualified retirement plan to the extent the accrued benefits under the Retirement Plan were limited by Section 415, 401(a)(4) or 401(a)(17) of the Internal Revenue Code (or similar provision), any benefit that would have been provided by the benefit formula of the Retirement Plan in excess of those limitations would have been provided under a nonqualified plan (Supplemental Retirement Plan). The Retirement Plan and the Supplemental Retirement Plan are hereinafter collectively referred to as the Retirement Program.

WHEREAS, the Employee entered into a split dollar insurance agreement with the Corporation in November 1994 and as part of that agreement relinquished his interest in the retirement benefits under his Employment Agreement dated 17 March 1993, his balance in the General Dynamics Corporation Supplemental Retirement Plan and his balance in the General Dynamics Corporation Supplemental SSIP;

WHEREAS, as a result of the Agreement dated 3 October 1995 between the Corporation and the Employee, the Employee shall continue his employment as Chairman and Chief Executive Officer of the Corporation for an additional year;

NOW, THEREFORE, in consideration for the Employee's past employment by the Corporation and the Employee's future services, the Corporation and the Employee agree as follows:

1. MEMBERSHIP IN GENERAL DYNAMICS RETIREMENT PLAN. The Employee will continue to be a member of the General Dynamics Retirement Plan for Salaried Employees (the "Retirement Plan").

2. RETIREMENT BENEFIT. Upon the Employee's retirement from the Corporation, the Employee shall be entitled to such annual retirement benefits, if any, as of the date of the Employee's termination of employment with the Corporation, based upon the terms of the Retirement Plan. Payment of these benefits shall commence at such time and in the form the Employee elects pursuant to the terms of the Retirement Plan.





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3.       SUPPLEMENTAL RETIREMENT BENEFIT.

         (a) Upon the termination of the Employee's employment with the Corporation, the Employee shall also be paid by the Corporation an additional annual retirement benefit in an amount equal to $58,272. This amount shall be payable in monthly installments commencing January 1, 1997 and continue during his remaining lifetime.

         (b) The benefit in paragraph (a) represents the actuarial equivalent value of the excess of the benefit that the Employee would have been entitled to receive at January 1, 1997 under the Retirement Program over the value of the retirement benefit that was relinquished during 1994 in the determination of the amount of life insurance under the Split-Dollar Insurance Agreement with the Corporation. Actuarial equivalence for this purpose is based on the 1984 Unisex Pension Mortality Table set back one year with interest at the rate of 7% per annum compound.

         (c) The benefit provided by paragraph (a) of this section will not be provided to the Employee if the Employee causes harm to the Corporation (financial, reputation, or product), through: (i) an act or acts of personal dishonesty, (ii) conviction of a felony related to the Corporation, (iii) material violation of General Dynamics' standards of business ethics and conduct,
                 (iv) individually filing or participating in a lawsuit against the Corporation, or (v) subsequent employment with a competitor.

4. ALTERNATE FORM OF BENEFIT. The Employee shall have the option, on written notice transmitted to the Corporation at least 30 days prior to the date on which payment of his benefit would otherwise commence hereunder, to elect to receive the retirement benefit described herein payable in an alternate form as provided by the Retirement Plan or, in the Corporation's discretion, in another form of actuarial equivalent value. The applicable single life annual benefit shall then be converted to the alternate form elected by the application of the actuarial factors used for converting benefits under the Retirement Plan at the time the retirement benefit is to commence.

5. SURVIVOR BENEFIT IN CASE OF DEATH PRIOR TO COMMENCEMENT OF BENEFITS. If the Employee dies on or after January 1, 1996, but prior to commencement of benefits, his spouse shall be entitled to receive payment of the Supplement (as calculated in paragraph 3(a)) as a pre-retirement surviving spouse annuity as defined in the Retirement Plan (currently defined at a 50% Contingent Annuity) for her life, commencing on the Employee's death. The amount of the benefit shall be calculated by the application of the actuarial factors used by the Retirement Plan for calculating the surviving spouse annuity as of the date of the Employee's death. The Employee's Spouse shall also be entitled to payment of such retirement benefits (as defined in paragraph 2), if any, as provided under the terms of the Retirement Program.





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6.       PAYMENT.  All annual retirement benefits for the life of the Employee
         (or alternate form of benefit) or other amounts payable as provided in this Agreement shall be paid as provided in the Employee's benefit election under the Retirement Plan. Any retirement benefits to which the Employee is entitled under this Agreement shall be paid directly by the Corporation to the extent they are not paid under the Retirement Plan. The Corporation may, in its sole discretion, accelerate the payment of benefits under this Agreement in a form of actuarial equivalent value.

7. NO ASSIGNMENT. No benefit under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or change the same shall be void, and no such benefit shall in any manner be liable for or subject to the debts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in the Retirement Program or pursuant to a Qualified Domestic Relations Order and described in Code Section 414(p).

8.       PAYMENT FROM GENERAL ASSETS.

         (a) Unless otherwise determined by the Corporation, the Supplement will be payable by the Corporation from its general assets. The Corporation shall not be obliged to acquire, designate or set aside any specific assets for payment of the Supplement. Further, the Employee shall have no claim whatsoever to any specific assets or group of assets of the Corporation.

         (b) The Corporation may, in its discretion, designate that the Supplement shall be satisfied from the assets of a trust, fund, or other segregated group of assets. But, should these assets prove to be insufficient to satisfy payment of the Supplement or post-retirement benefits described above, the Corporation shall remain liable for their payment unless otherwise agreed to by the parties of this Agreement.

9. EFFECT ON OTHER AGREEMENTS. This Retirement Benefit Agreement shall supersede any prior Retirement Benefit Agreements and any such prior Agreements shall be null and void.





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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on behalf of its Chairman and Chief Executive Officer by the Corporate Vice President - Human Resources and Administration and its corporate seal to be hereunto affixed and attested to by the Secretary of the Corporation, and the Employee has executed this Agreement as of the date first above written.

ATTEST:                                    GENERAL DYNAMICS CORPORATION


/s/ E. ALAN KLOBASA                  By:  /s/ WILLIAM P. WYLIE
-------------------------                 ----------------------------------
Secretary                                 William P. Wylie
                                          Corporate Vice President - Human
                                          Resources and Administration

/s/ MARGARET N. HOUSE                     /s/ JAMES R. MELLOR
-------------------------                 ----------------------------------
Witness                                   Employee





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